CORPORATE GOVERNANCE POLICY

Preamble

The responsibility for stewardship of the Company and the protection of shareholder interests is the role of directors as they oversee the conduct of the Company's business. Directors' responsibility includes:

1. Adopting a strategic planning process including 3-5 year plans and targets;
2. Identifying the principal risks of the Company's business and employing appropriate systems to manage these risks;
3. Overseeing the Company's public communication policies and their implementation, including disclosure of material information, investor relations and shareholder communications; and
4. Monitoring the scope, implementation and integrity of the Company's internal information, audit and control systems.

Corporate Governance Guidelines

1.   Director's meetings:

At least one formal directors meeting will be held annually (usually November). At this meeting, management will review current projects year to date, present a strategic plan and present annual budgets for formal approval. Details of the investor relations plan, projected exploration programs and budget will be presented at this meeting.

2.   Technical Committee:

The technical committee will consist of four directors, two of whom are independent directors, with a mandate to review and monitor technical aspects of the Company's exploration program and to make recommendations.

3.   Material transactions:

Management will inform directors prior to committing Company resources, with respect to all material transactions in which the Company is involved including, but not limited to, the acquisition and disposal of significant assets and properties, the issue of securities or options and the appointment of officers of the company. Directors will approve, with a formal resolution, all material transactions in which the Company is involved.

4.   News releases:

Management will inform directors about proposed news releases, of a general and non-material nature, prior to general dissemination. Directors will not be required to review and approve news releases prior to dissemination.



5.   Budget submission:

Preliminary budgets for Administration, Investor Relations and Project expenditures for the next fiscal year will be submitted to the President by the end of September of each year. Before October 15, Management shall present a complete budget outlining short- to long-term goals to the directors. Directors will review the budgets and submit suggestions by the end of October. Budgets will be given final approval at the November board of directors meeting.

6.   Expenditure approval:

The Directors will approve any expenditure for an approved capital and/or property work program in excess of $50,000 over the budget figure or any
unbudgeted expenditure in excess of $50,000. 7.   Approval of invoices:
The responsible manager will approve all invoices prior to payment, regardless of amount:
*   Manager of Corporate Communications for investor relations budget
*   Vice President, Exploration for exploration budgets
* President or Chief Financial Officer for administration budgets or when one of the other officers is unavailable.

8.   Cash flow information:

In order to make directors more aware of operations and financial situations, identify financial risks and assess control systems, cash flow projections will be produced on a monthly basis and distributed to all directors for review and comment. The spreadsheet with supporting documentation will be distributed to all directors by the 20th of the following month (with the exception of January 31, which will be submitted by March 10th.)

9.   Financial statements:

The Audit Committee, consisting of three independent directors, will review and approve drafts of quarterly and annual financial statements and the management discussion and analysis sections or other schedules required by statute to be submitted on a periodic basis.

10.   Related Party Transactions:

Independent board members will approve, on an annual basis, whether to continue the relationship with Equity Engineering Ltd. on an as-required basis to carry out contracted exploration and administrative functions.
Independent board members will review, on an annual basis, contract provisions with Equity Engineering Ltd. with respect to office space and management services and the respective remuneration.

11.   Compensation Committee:

The compensation committee will consist of three directors, all of whom are independent directors, with a mandate to review compensation levels for all officers on an annual basis. Compensation for other employees is the responsibility of management. This compensation will form part of the annual budget.




12.   Legal Agreements:

Prior to making any contractual arrangement, management will issue a summary memo to all directors and officers to acquaint them with the general terms as agreed. Two directors will review all legal agreements prior to signature by an authorized officer.

Adopted: November 20, 2002

















































Code of Ethics for Board of Directors
Rimfire Minerals Corporation

Application

This policy shall apply to all members of the board of directors of Rimfire Minerals Corporation (the "Company") as well as all senior officers of the Company.

1.   Integrity:

In all business affairs, the Company and each of us individually must behave with integrity. Our success and reputation depend on it.

2.   Trust:

Rimfire Minerals places the highest trust in the honesty, integrity and dedication of its directors, officers and employees. In turn directors, officers and employees have the right to be treated with honesty, respect and fairness.

3.   Partners:

We will deal fairly and honestly with our partners and prospective partners.

4.   Social Responsibility:

Rimfire Minerals is committed to workplace safety and employee freedom from discrimination and harassment. We will strive to be a positive force in the social and environmental welfare of the communities in which we operate.

5.   Illegal or Unethical Actions:

Rimfire Minerals does not condone nor permit any employee, officer or director to commit an illegal or unethical act on behalf of the Company nor to instruct any other person or company to do so.

6.   Conflict of Interest:

There can be no situations where our personal or personal business arrangements conflict with the interests of the Company. Using our position with the Company in an unsanctioned manner for personal gain is unacceptable.

7.   Confidential Information:

We will safeguard competitive and confidential information from disclosure. Information about our competitors will be acquired only through legal means.


8.   Insider trading:

It is illegal to use knowledge gained through our position with Rimfire Minerals, that is not publicly disclosed information, to trade in the securities of Rimfire Minerals or any other company.


9.   Secret Commissions:

Bribes, payoffs, or kickbacks to business representatives, suppliers or public officials as payments to obtain business are prohibited.
Corporate Governance Policy


Adopted:   January 31, 2003

















































CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER

As the Chief Executive Officer of Rimfire Minerals Corp. (the "Company"), I am committed to act honestly and in good faith with a view to the best interests of the Company and its shareholders and to set and maintain an ethical standard for the Company. As a steward of the Company's resources, I will not only abide by the high legal standards required of me, but will also conform my actions to unchanging moral precepts that give rise to ethical obligations. I will take such proper actions, and refrain from taking such improper actions, as if the underlying basis of my actions and inactions were to become a universal principle of conduct. In so doing, I commit to specifically:

* Maintain my integrity and credibility in my personal and professional life by carrying out the duties of the Chief Executive Officer in accordance with high legal and ethical standards.

* Avoid in my personal and professional life even the appearance of impropriety in the conduct of the duties of the Chief Executive Officer.

* Represent myself in my personal and professional life in a reputable and dignified manner that reflects the standard of ethical conduct required by the Company.

* Avoid in my personal and professional life any relationships that might affect, or be perceived to potentially affect, my ethical conduct in the course of carrying out the duties of the Chief Executive Officer (including a relationship that may create, or create the appearance of, a conflict of interest).

* Promptly disclose to the Board of Directors any relationship that reasonably could give rise to a conflict of interest.

* Not in any circumstance use confidential information acquired in the course of the duties of the Chief Executive Officer either for my personal advantage or for the advantage of related parties.

* Honour my obligation to serve the best interests of the Company and its shareholders by exercising the care, diligence and skill necessary to conduct its affairs appropriately.

* Recognize that the integrity of the capital markets is based on consistently honest and just actions by its participants, the conformity to market regulation, and the transparency of credible financial and non-financial corporate information, and will to the best of my ability and knowledge work to insure that I act in such a manner as to uphold the integrity of the capital markets.

* Insure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to public regulatory bodies, and insure compliance with applicable governmental laws, rules and regulations.

* Maintain the confidentiality of information acquired in the course of carrying out the duties of the Chief Executive Officer.

* Report promptly to the members of the Board of Directors of the Company if I suspect or recognize fraudulent or illegal acts within the Company or a breach of this or any other Code of Ethics by any director or officer of the Company, including my own acts.

* Report promptly to the members of the Board of Directors of the Company if I suspect or recognize acts or practices which may constitute a breach of, or that may jeopardize, the Company's internal controls.

* Provide the leadership, supervision and support for the employees, collaborators and other agents of the Company to uphold the principles articulated in this Code of Ethics.

I recognize that I shall be deemed to have breached this Code of Ethics if I am sanctioned by a regulatory authority or judicial body for violating laws or regulations affecting the performance of my duties as the Chief Executive Officer or by a finding of the Board of Directors of the Company. I am aware that I will be deemed to have breached this Code of Ethics if I knew that a breach of any Code of Ethics approved by the Board of Directors of the Company for its directors, officers or employees was likely to occur and I failed to take appropriate steps to prevent such an act from occurring. If I am found breaching this Code of Ethics, I acknowledge I may, in addition to any regulatory or judicial sanction, receive sanctions from the Company, including possible suspension or termination of employment.

Acknowledged by:

DAVID A. CAULFIELD
Signature

David A. Caulfield
Chief Executive Officer

January 31, 2003
Date
























CODE OF ETHICS FOR THE CHIEF FINANCIAL OFFICER

As the Chief Financial Officer of Rimfire Minerals Corp. (the "Company"), I am committed to act honestly and in good faith with a view to the best interests of the Company and its shareholders. As a steward of the Company's resources, I will not only abide by the high legal standards required of me, but will also conform my actions to unchanging moral precepts that give rise to ethical obligations. I will take such proper actions, and refrain from taking such improper actions, as if the underlying basis of my actions and inactions were to become a universal principle of conduct. In so doing, I commit to specifically:

* Maintain my integrity and credibility in my personal and professional life by carrying out the duties of the Chief Financial Officer in accordance with high legal and ethical standards.

* Avoid in my personal and professional life even the appearance of impropriety in the conduct of the duties of the Chief Financial Officer.

* Represent myself in my personal and professional life in a reputable and dignified manner that reflects the standard of ethical conduct required by the Company.

* Avoid in my personal and professional life any relationships that might affect, or be perceived to potentially affect, my ethical conduct in the course of carrying out the duties of the Chief Financial Officer (including a relationship that may create, or create the appearance of, a conflict of interest).

* Promptly disclose to the Board of Directors any relationship that reasonably could give rise to a conflict of interest.

* Not in any circumstance use confidential information acquired in the course of the duties of the Chief Financial Officer either for my personal advantage or for the advantage of related parties.

* Honour my obligation to serve the best interests of the Company and its shareholders by exercising the care, diligence and skill necessary to conduct its affairs appropriately.

* Recognize that the integrity of the capital markets is based on consistently honest and just actions by its participants, the conformity to market regulation, and the transparency of credible financial and non-financial corporate information, and will to the best of my ability and knowledge work to insure that I act in such a manner as to uphold the integrity of the capital markets.

* Insure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to public regulatory bodies, and insure compliance with applicable governmental laws, rules and regulations.

* Maintain the confidentiality of information acquired in the course of carrying out the duties of the Chief Financial Officer.

* Report promptly to the members of the Board of Directors of the Company if I suspect or recognize fraudulent or illegal acts within the Company or a breach of this or any other Code of Ethics by any director or officer of the Company, including my own acts.

* Report promptly to the members of the Board of Directors of the Company if I suspect or recognize acts or practices which may constitute a breach of, or that may jeopardize, the Company's internal controls.

* Provide the leadership, supervision and support for the employees, collaborators and other agents of the Company to uphold the principles articulated in this Code of Ethics.

I recognize that I will be deemed to have breached this Code of Ethics if I am sanctioned by a regulatory authority or judicial body for violating laws or regulations affecting the performance of my duties as the Chief Financial Officer or by a finding of the Board of Directors of the Company. I am aware that I shall be deemed to have breached this Code of Ethics if I knew that a breach of any Code of Ethics approved by the Board of Directors of the Company for its directors, officers or employees was likely to occur and I failed to take appropriate steps to prevent such an act from occurring. If I am found breaching this Code of Ethics I acknowledge I may, in addition to any regulatory or judicial sanction, receive sanctions from the Company, including possible suspension or termination of employment.

Acknowledged by:

DOROTHY G. MILLER
Signature


Dorothy G. Miller
Chief Financial Officer

February 28, 2003
Date